EXHIBIT 99.1



[By email on February 14, 2007]


Dear Mr Meleth

As I do not have enough knowledge/experience of US GAAP, I would not feel me comfortable signing of Tally-Ho accounts. Consequently I am not prepared to perform the audit of Tally-Ho consolidated accounts for 2006.


Kind regards
Rene Van Asbroeck